                                                                     EXHIBIT 8.2

                          [SIDLEY & AUSTIN LETTERHEAD]

                                                                   June 23, 2000

Lunar Corporation
726 Heartland Trail
Madison, Wisconsin, 53717-1915

Ladies and Gentlemen:

    We have acted as counsel for Lunar Corporation, a Wisconsin corporation (the "Company"), in connection with the proposed merger (the "Merger") of Topaz Merger Corp., a Wisconsin Corporation ("Sub"), all of whose outstanding stock is owned by GE Medical Systems, a division of General Electric Company, a New York corporation ("Parent"), with and into the Company pursuant to an Agreement and Plan of Merger dated as of June 2, 2000 (the "Agreement"), among Parent, Sub, and the Company, and as described in the registration statement on Form S-4, which includes the Proxy Statement/Prospectus (the "Registration Statement/Prospectus") as filed with the Securities and Exchange Commission (the "SEC") on June 23, 2000. Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

    As provided in the Agreement, at the Effective Time, by virtue of the
Merger: (i) each issued and outstanding share of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock") (other than shares of Company Common Stock to be canceled as described below) will be converted into the right to receive the number of shares of common stock, par value $0.06 per share, of the Parent ("Parent Common Stock") generally determined by dividing $17.00 by the Average Parent Share Price and rounding the result to the nearest one thousandth of a share, with cash paid in lieu of a fractional share of Parent Common Stock; (ii) each share of Company Common Stock that is held in the treasury of the Company and each share of Company Common Stock that is owned by Parent or Sub will be canceled and retired and no capital stock of Parent or other consideration will be delivered in exchange therefor; and (iii) each issued and outstanding share of common stock, par value $0.01 per share, of Sub will be converted into one validly issued, fully paid and nonassessable (except as provided) share of common stock of the Surviving Corporation.

    You have requested our opinion concerning certain federal income tax consequences of the Merger. For purposes of our opinion, we have reviewed the Agreement, the Registration Statement/ Prospectus, and such other documents and corporate records, and have considered such matters of law, as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us for our examination. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement/Prospectus and in accordance with the provisions of the Agreement; (ii) the factual statements concerning the Merger and the representations set forth in the Agreement and the Registration Statement/Prospectus are true, correct and complete and will continue to be true, correct and complete at all times up to and including the Effective Time; and (iii) the factual representations made to us by Parent and the Company in the Parent Tax Certificate and the Company Tax Certificate, respectively, dated the date hereof and delivered to us for purposes of this opinion are true, correct and complete and will continue to be true, correct and complete at all times up to and including the Effective Time.

    If any of the foregoing assumptions is untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon.

    Our opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), current regulations and proposed regulations thereunder, current published administrative rulings and procedures of the Internal Revenue Service, and judicial decisions published to date, all of which are subject to change at any time. You should note that future legislative, judicial, or administrative actions, decisions, or interpretations, which may be retroactive in effect, could materially affect our opinion. We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion expressed herein, including any changes in applicable law which may hereafter occur.

    Based upon and subject to the foregoing, it is our opinion, as counsel for the Company, that, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and each of the Company, Sub and Parent will be a party to that reorganization within the meaning of Section 368(b) of the Code.

    In addition, reference is made to the statements in the Registration Statement/Prospectus under the caption "The Merger--Material United States Federal Income Tax Consequences," which have been prepared or reviewed by us. It is our opinion that the statements made under the caption "The Merger--Material United States Federal Income Tax Consequences," to the extent constituting statements of law or legal conclusions and subject to the limitations contained therein, are correct and describe the material U.S. federal income tax consequences of the Merger.

    Except as expressly set forth above, we express no opinion on any issue relating to the tax consequences of, or any other matters related to, the Merger. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusions set forth above.

    We are furnishing this opinion in connection with the filing of the Registration Statement/ Prospectus with the SEC, and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

    We consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement/Prospectus and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.

                                          Very truly yours,

                                          /s/ Sidley & Austin